Exhibit 23.5

April 18, 2011

Samson Oil & Gas Ltd.
Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000

I hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Samson Oil & Gas Limited of information taken from reserve reports prepared by me relating to the estimated quantities of Samson Oil & Gas Limited’s proved reserves of oil and gas and present values thereof for the years ended June 30, 2008 and June 30, 2009 included in the Annual Report on Form 20-F for the fiscal year ended June 30, 2010 of Samson Oil & Gas Limited.

Very truly yours,

/s/ Robert Gardner

Robert Gardner